UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 25, 2008

Nelnet, Inc.

(Exact name of registrant as specified in its charter)

Nebraska (State of other jurisdiction of incorporation)	001-31924 (Commission File Number)	84-0748903 (IRS Employer Identification No.)

121 South 13th Street, Suite 201, Lincoln, Nebraska                                            68508

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(402) 458-2303

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 25, 2008, Nelnet Education Loan Funding, Inc. (“NELF”), an indirect wholly owned subsidiary of Nelnet, Inc. (the “Company”), entered into an agreement to sell approximately $500 million of consolidation loans originated under the Federal Family Education Loan Program (“FFELP Loans”) to Union Bank & Trust Company (“Union Bank”), an entity under common control with the Company. These loans were financed in the Company’s FFELP warehouse facility and were sold for a purchase price of 100 percent of the outstanding unpaid principal balance plus accrued and unpaid borrower interest. Subsequent to the sale of loans to Union Bank, the Company had approximately $1.65 billion of student loans remaining in its FFELP warehouse facility.

Including the loans sold in this transaction, Union Bank may purchase up to $750 million in FFELP loans from the Company in accordance with an affiliate transaction exemption granted by the Federal Reserve Board. In connection with the exemption and the loan purchase by Union Bank, an Assurance Commitment Agreement (the “Commitment Agreement”) was also entered into, by and among, the Company, Union Bank, Farmers & Merchants Investment Inc. (“F&M”), Jay L. Dunlap, Angie Muhleisen, and Michael S. Dunlap. F&M is an entity under common control with the Company and owns the majority of the stock of Union Bank.

Per the terms of the Commitment Agreement, the Company provided certain assurances to Union Bank designed to mitigate potential losses related to the FFELP Loans, including holding amounts in escrow equal to the unguaranteed portion and reimbursing Union Bank for losses, if any, related to the portfolio.

Item 2.02.	Results of Operations and Financial Condition.

The Company continues to proactively improve its liquidity position by decreasing the amount of loans in its FFELP warehouse facility and, thereby, substantially reducing its exposure to additional requirements for equity funding support.

As previously disclosed, the terms and conditions of the Company’s warehouse facility for FFELP loans provide for mark-to-formula advance rates. The Company does not believe that the loan valuation formula is reflective of the actual fair value of its loans in the FFELP warehouse facility. A significant change in the valuation of loans could result in additional equity support greater than what the Company can provide, however, the Company has substantially reduced this risk by decreasing the amount of loans remaining in this facility.

As discussed above, the Company has approximately $1.65 billion of student loans remaining in the FFELP warehouse facility following the sale of loans to Union Bank. The Company had posted $375 million of equity funding support for the FFELP warehouse facility. This amount was reduced by $95 million and has been released to the Company following the sale of loans to Union Bank as described in Item 1.01 above.

The Company is in discussions with the banks included in the FFELP warehouse facility and the Company’s unsecured line of credit concerning the terms and conditions of these agreements. In addition, the Company continues to pursue additional loan sales or refinancing opportunities including certain regulatory options outlined in Item 8.01 below. As the Company takes steps to improve its liquidity, it may incur certain financial costs including losses on the sale of loans to third parties or the U.S. Department of Education (the “Department”), fees paid to third parties, and/or other commitments or obligations. These losses and/or costs incurred by the Company will likely be in excess of $20 million in the current quarter ending December 31, 2008.

The Company generates a significant portion of its earnings from the spread, referred to as its student loan spread, between the yield the Company receives on its student loan portfolio and the cost of funding these loans. The majority of the Company’s FFELP student loan portfolio is indexed to three-month commercial paper that is funded with debt indexed to LIBOR. The relationship between these indices has been volatile due to virtually no issuances of qualifying commercial paper. The sustained widening of these indices during the current quarter ending December 31, 2008 will likely have a material adverse impact on the Company’s student loan spread and net income. In addition, a sustained, uncorrected widening between commercial paper and LIBOR would have a material adverse impact in future periods.

Item 8.01.	Other Events.

In addition to the proactive operational measures taken by the Company to reduce its liquidity exposure including loan sales and refinancing activities, there have also been recent regulatory developments that could have a positive impact on the Company’s liquidity position. The Department has been working to ensure uninterrupted and timely access to federal student loans by taking steps to maintain stability in student lending. As part of these efforts, the Department announced on November 8, 2008, that it would provide liquidity support to one or more conforming asset-backed commercial paper conduit(s) for FFELP Stafford and PLUS loans awarded between October 1, 2003 and July 1, 2009. As of December 2, 2008, the Company has approximately $900 million of loans included in its FFELP warehouse facility that may be eligible for this proposed conduit program.

On November 20, 2008, the Department announced a program to purchase 2007-2008 academic year FFELP Stafford and PLUS loans. The purchase program is designed to minimize potential disruption in student lending until the conduit program becomes operational, or until February 28, 2009, whichever occurs first. The Department will purchase loans at 97 percent of the outstanding unpaid principal balance plus accrued and unpaid borrower interest. The Department anticipates purchasing up to $500 million in loans each week, up to an aggregate of $6.5 billion during the designated time-period. As of December 2, 2008, the Company has approximately $750 million of loans included in its FFELP warehouse facility that may be eligible for this program which is a subset of the $900 million of loans eligible for the proposed conduit program discussed above.

On November 25, 2008, the Federal Reserve Board announced the creation of the Term Asset-Backed Securities Loan Facility (“TALF”), a facility that is anticipated to help market participants meet the credit needs of families and small businesses by supporting the issuance of asset-backed securities (“ABS”) collateralized by, among other items, student loans. Under the TALF, the Federal Reserve Bank of New York will lend up to $200 billion on a non-recourse basis to holders of certain AAA-rated ABS backed by newly and recently originated consumer and small business loans. The Company believes TALF could alleviate liquidity issues in the student loan ABS market.

Information other than historical facts contained in this report may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance, or financial condition expressed or implied by the forward-looking statements are changes in federal legislation which significantly affect student loan programs, the uncertain nature of management estimates, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students, and their families, the Company’s ability to maintain its credit facilities or obtain new facilities, the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under those facilities, changes to the terms and conditions of the liquidity programs offered by the Department of Education, changes in the general interest rate environment and in the securitization markets for education loans, and other matters discussed in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2008

NELNET, INC.

By:
/s/ TERRY J HEIMES
Name:	Terry J. Heimes
Title:	Chief Financial Officer and
Treasurer